Exhibit 10.15

AGREEMENT BY AND BETWEEN

Community Bank
Staunton, Virginia
and
The Comptroller of the Currency

Community Bank, Staunton, Virginia (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
The Comptroller has found unsafe and unsound banking practices relating to asset quality, credit risk management, and liquidity and funds management at the Bank.
In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.
Article I
JURISDICTION
(1)           This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).
(2)           This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).
(3)           This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 163.555.  See 12 U.S.C. § 1831i.

(4)           This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).
(5)           This Agreement shall cause the Bank to be designated as in “troubled condition,” as set forth in 12 C.F.R. § 163.555, unless otherwise informed in writing by the Comptroller, and the following restrictions apply:
(a)
The Bank is required to notify the OCC of the proposed addition of any individual to the board of directors or the employment of any individual as a senior executive officer at least thirty (30) days before such addition or employment becomes effective, as required by the 12 C.F.R. § 163.560 and 12 U.S.C. § 1831i.

(b)
The Bank is restricted from making any “golden parachute payment” (including severance payments and agreements relating thereto), within the meaning and subject to the restrictions of 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359, except as may be permitted under the above-mentioned statute and regulation.

(c)	The Bank will not qualify for expedited treatment for applications and notices filed with the OCC. See 12 C.F.R. § 116.5.
(d)
The Bank shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 163.141, without first filing an application pursuant to 12 C.F.R. § 163.143(a) and receiving the prior written approval of the Assistant Deputy Comptroller.

(6)           All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:
Jeffery B. King
Assistant Deputy Comptroller
Virginia Field Office
4419 Pheasant Ridge Road, Suite 300
Roanoke, Virginia 24014

Article II
COMPLIANCE COMMITTEE
(1)           Within sixty (60) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.
(2)           The Compliance Committee shall meet at least quarterly.
(3)           Within sixty (60) days of the date of this Agreement, and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:
(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;
(b)	actions taken to comply with each Article of this Agreement; and
(c)	the results and status of those actions.

(4)	The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.
Article III
BOARD TO ENSURE COMPETENT MANAGEMENT
(1)           Within sixty (60) days, the Board shall ensure that the Bank has competent management in place on a full-time basis in its Senior Executive Officers to carry out the Board’s policies, ensure compliance with this Agreement and applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.
(2)           Within sixty (60) days, the Board shall review the capabilities of the Bank’s management to perform present and anticipated duties and the Board will determine whether management changes will be made, including the need for additions to or deletions from current management.
(3)           For incumbent officers in the positions mentioned in Paragraph (1) of this Article, the Board shall within sixty (60) days assess each of these officers’ experience, other qualifications and performance compared to the position’s description, duties and responsibilities.
(4)           If the Board determines that an officer will continue in his/her position but that the officer’s depth of skills needs improvement, the Board will within thirty (30) days of such determination develop and implement a written program, with specific time frames, to improve the officer’s supervision and management of the Bank.  At a minimum, the written program shall include:
(a)	an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;

(b)	a program to improve the effectiveness of the officer;
(c)	objectives by which the officer’s effectiveness will be measured; and
(d)	a performance appraisal program for evaluating performance according to the position’s description and responsibilities and for measuring performance against the Bank’s goals and objectives.
Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller.
(5)           If a position mentioned in Paragraph (1) of this Article is vacant now or in the future, including if the Board realigns an existing officer’s responsibilities and a position mentioned in Paragraph (1) of this Article becomes vacant, the Board shall subject to 12 C.F.R. Part 163, Subpart H, within ninety (90) days of such vacancy, appoint a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Agreement and the safe and sound operation of functions within the scope of that position’s responsibility.
(6)           Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Assistant Deputy Comptroller the following information:
(a)	a written notice as required by 12 C.F.R. Part 163, Subpart H (Notice of Change of Director or Senior Executive Officer) if such executive officer will be a Senior Executive Officer;
(b)	a written statement of the Board’s reasons for selecting the proposed officer; and
(c)	a written description of the proposed officer’s duties and responsibilities.

(7)            The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed new officer.  However, the lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed officer.

Article IV
CRITICIZED ASSETS
(1)           The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the Comptroller’s Examiners during any examination.
(2)           Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the Comptroller’s Examiners during any examination as "doubtful," "substandard," or "special mention."  This program shall include, at a minimum:
(a)	identification of the root cause of the basis of criticism;
(b)	identification of the expected sources of repayment;
(c)	the appraised value of supporting collateral and the position of the Bank's lien on such collateral where applicable;
(d)	an analysis of the appropriateness of accrual status;
(e)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations;
(f)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment;

(g)
a decision on whether to retain and rehabilitate the credit or remove it from the bank, including consideration of alternative courses of actions such as loan modifications, restructurings, foreclosures, or auctions;

(h)
implementation of formal written workout plans for each commercial lending relationship and other real estate owned (OREO) properties in excess of three hundred and fifty thousand dollars ($350,000).  The workout plans shall be updated on a quarterly basis; and

(i)
implementation of a formal written criticized asset reduction plan, in conjunction with the loan workout plans, that establishes goals for the reduction of criticized assets expressed in dollar terms and measured as a percentage of Tier One Capital plus Allowance for Loan and Lease Losses (ALLL), and includes rolling target dates of three, six, and nine month interval periods.

(3)           Upon adoption, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.
(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
(5)           The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the Comptroller’s Examiners during any examination and whose aggregate loans or other extensions exceed three hundred fifty thousand dollars ($350,000) only if each of the following conditions is met:
(a)           the Board or designated committee finds that the extension of additionalcredit is necessary to promote the best interests of the Bank and that priorto renewing, extending or capitalizing any additional credit, a majority ofthe full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and
(b)           a comparison to the written program adopted pursuant to this Articleshows that the Board's formal plan to collect or strengthen the criticizedasset will not be compromised.
(6)           A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.
Article V
CAPITAL PLAN
(1)           Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three year capital program.  The program shall include:
(a)	specific plans for the maintenance of adequate capital and the establishment of capital targets for Total Risk-based and Tier One Capital ratios commensurate with the Bank’s risk profile;
(b)
projections for growth and capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, off-balance sheet activities, growth plans, and credit risk trends;

(c)	projections of the sources and timing of additional capital to meet the Bank's current and future needs;
(d)	the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank's needs;
(e)	contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and
(f)
development of short term capital ratio projections in conjunction with the annual budgeting process, and also long term strategies to provide for the repayment of preferred stock issued under the U.S. Treasury Department’s Troubled Asset Relief Program (TARP); and

(g)	a dividend policy that permits the declaration of a dividend only:
(i)	when the Bank is in compliance with its approved capital program;
(ii)	in conformance with the requirements set forth at 12 C.F.R Part 163 Subpart E – Capital Distributions; and
(iii)
with the prior written determination of no supervisory objection by the Assistant Deputy Comptroller.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the dividend policy.

(2)           Upon completion, the Bank's capital program shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital program.  The Board shall review and update the Bank's capital program on an annual basis, or more frequently if necessary.  Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.
(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
Article VI
CREDIT RISK MANAGEMENT
(1)           Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank’s credit risk management consistent with the guidance set forth in the OCC Handbook “Rating Credit Risk”.  The program shall include, but not be limited to:
(a)           procedures to ensure accurate and timely risk grades, including lossrecognition and identification of nonaccrual loans;
(b)           procedures for early problem loan identification;
(c)           procedures for establishing loan officer and credit administrationaccountabilityfor failure to assign accurate and timely risk grades onloans, including recognition of nonaccrual status under their respective supervision;
(d)           implementation of an effective credit risk training program for all lendingstaff, internal loan review staff, financial analysts, and members of theDirectors Loan Committee;

(e)           stress testing of higher risk loan concentration categories (non-owneroccupied, commercial real estate (CRE), land, and construction loans),including at a minimum, loans to the ten largest borrowers in each higherrisk loan concentration category; and
(f)           a system to ensure that policy exceptions are properly tracked, aggregated,and reported to the Board at least quarterly.
(2)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.
Article VII
ALLOWANCE FOR LOAN AND LEASE LOSSES
(1)           The Board shall review the adequacy of the Bank's Allowance for Loan and Lease Losses (“Allowance”) and shall establish a program for the maintenance of an adequate Allowance.  This review and program shall be designed in light of the comments on maintaining a proper Allowance found in OCC Bulletin 2006-47 and the Interagency Policy Statement on the Allowance for Loan and Lease Losses, and shall include an Allowance methodology that comports with the accounting standards set forth in the Accounting Standards Codification ASC 310-10 and ASC 450-20.
(2)           The program shall provide for a review of the Allowance by the Board at least once each calendar quarter.  Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings.  Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(3)           A copy of the Board's program shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.
(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
Article VIII
PROFIT PLAN
(1)           Within thirty (30) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written profit plan to improve and sustain the earnings of the Bank.  This plan shall include, at minimum, the following elements:
(a)	identification of the major areas in and means by which the Board will seek to improve the Bank's operating performance;
(b)	realistic and comprehensive budgets, including projected balance sheets and year-end income statements for the next three fiscal years;
(c)	a budget review process to monitor both the Bank's income and expenses, and to compare actual figures with budgetary projections; and
(d)	a description of the operating assumptions that form the basis for major projected income and expense components.
(2)           The budgets and related documents required in paragraph (1) above shall be submitted to the Assistant Deputy Comptroller upon completion.  The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in paragraph (1) above for each year this Agreement remains in effect.  The budget for each year shall be submitted on or before thirty (30) days before the start of your fiscal year.
(3)           The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Assistant Deputy Comptroller on a quarterly basis.
The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

Article IX
LIQUIDITY MANAGEMENT
(1)           The Board shall immediately develop and implement a plan to increase the liquidity of the Bank to a level that is sufficient to sustain the Bank's current operations and to withstand any anticipated or extraordinary demand against its funding base.  At a minimum, the plan must:
(a)            establish reasonable risk limits for the:
(i)           minimum amount of liquid assets as a percentage of assets;
(ii)           maximum use of wholesale funding as a percentage of totalfunding sources;
(iii)            maximum loan to deposit ratio; and
(iv)            maximum level of brokered deposits as a percentage of totalfunding;
(b)            include a revised Contingency Liquidity Policy that is consistent with theguidance of OCC Bulletin 2010-13 and the Interagency Policy Statement on Funding and Liquidity Risk Management (March 2010).
(c)           establish an updated contingency funding plan that, at a minimum,reflects:

(i)           cash flow projections that include estimated deposit maturities,renewals, and outflows;
(ii)           stress testing of cash flow forecasts under adverse fundingscenarios to include descriptions of triggering events; and
(iii)           quantitative analysis of available resources in relation to fundingneeds under stressed conditions, including the duration andseverity impact on the Bank’s liquidity position;
(d)           provide for a monthly report to the Board regarding the Bank’s liquidityrisk position.  The monthly report shall set forth liquidity requirements andsources.
(2)           The Board shall review the Bank's liquidity on a monthly basis and shall take appropriate action to ensure adequate sources of liquidity in relation to the Bank's needs.
           (3)           Copies of these monthly reports shall be forwarded to the Assistant Deputy Comptroller.
CLOSING
(1)           Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.
(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
(4)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.
(5)           In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:
(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;
(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;
(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.
           (6)           This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/	August 9, 2012
Jeffery B. King Assistant Deputy Comptroller Office of the Comptroller of the Currency	Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/	August 9, 2012
Charles F. Andersen /s/	Date August 9, 2012
James R. Cooke, Jr. /s/	Date August 9, 2012
Charles W. Fairchilds /s/ P. Douglas Richard /s/	Date August 9, 2012 Date August 9, 2012
Paul M. Mott /s/	Date August 9, 2012
Norman C. Smiley, III /s/	Date August 9, 2012
Dale C. Smith /s/	Date August 9, 2012
Morgan N. Trimyer, Jr.                                                                                                Date